ZHONG YI (HONG KONG) C.P.A. COMPANY LIMITED
中逸（香港）會計師事務所有限公司

January 23, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

RE: China Marine Food Group Limited

Dear Commissioners:

We have read the statements included in the Form 8-K of China Marine Food Group Limited dated January 31, 2008, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to the dismissal of our firm as the registrant's independent registered public accounting firm.

We had no disagreement with the statements made by China Marine Food Group Limited in response to Item 304(1) of Regulation S-K from November 17, 2007 to January 23, 2008.

Very truly yours,

ZY (HK) CPA Co Ltd.

Zhong Yi (Hong Kong) C.P.A. Company Limited
Hong Kong, China

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